Exhibit 99.1

QTS Realty Trust, Inc. Appoints Joan A. Dempsey to Board of Directors

OVERLAND PARK, KS (December 17, 2020) – QTS Realty Trust (NYSE: QTS), a leading provider of hybrid colocation and mega scale data center solutions, today announced the appointment of Joan A. Dempsey to its Board of Directors as a new independent director, effective immediately.

Ms. Dempsey brings over 35 years of consulting and operational experience, primarily working with federal government entities. Ms. Dempsey currently serves as Senior Executive Advisor to the Booz Allen Hamilton Chief Executive Officer. Previously, she served as Executive Vice President and Senior Partner at Booz Allen Hamilton for 12 years where she led the company’s operations and strategy within the defense, homeland security and intelligence sectors. Ms. Dempsey has extensive senior government and professional services expertise developing, managing and overseeing advanced technology programs, including cyber security and mitigating program and technology risks.

Ms. Dempsey’s experience, together with existing Board members Peter Marino and Wayne Rehberger, both of whom bring expertise and operating experience within the federal vertical, further demonstrates QTS’ continued focus and momentum in providing highly secure data center solutions for federal government customers.

“I’m pleased to welcome Joan to the QTS Board of Directors. Her extensive professional experience serving our country and working directly with federal government agencies on strategic technology initiatives will provide important insight and perspective to the QTS Board and executive management team,” said Chad Williams, Chairman and Chief Executive Office of QTS.

Following the appointment of Ms. Dempsey as a new independent director, QTS’ Board will comprise eleven directors, ten of whom are independent, reflecting QTS’ commitment to regular Board refreshment and independence.

About Joan A. Dempsey

Ms. Dempsey brings over 35 years of consulting and operational experience, primarily working with federal government entities. Ms. Dempsey currently serves as Senior Executive Advisor to the Booz Allen Hamilton Chief Executive Officer. Previously, she served as Executive Vice President and Senior Partner at Booz Allen Hamilton for 12 years where she led the company’s operations and strategy within the defense, homeland security and intelligence sectors. Prior to joining Booz Allen Hamilton in 2005, Ms. Dempsey spent a 25-year career serving in the federal government, including two political appointments. She served as the deputy director of Central Intelligence for Community Management during President Bill Clinton’s administration and served as the executive director of the President’s Intelligence Advisory Board during President George W. Bush’s administration. Ms. Dempsey also spent 17 years as a senior civilian in the Department of Defense (DoD) as deputy director of intelligence at the Defense Intelligence Agency, as the deputy assistant secretary of defense for intelligence and security, and as the designated (acting) assistant secretary of command, control, communications and intelligence.

Ms. Dempsey was the 2004 recipient of the Intelligence Security Affairs Support Association William O. Baker Award, an honor she shares with two former secretaries of defense, three members of Congress, and two former directors of central intelligence. In addition to the DoD Distinguished Civilian Service Award, she is a recipient of the National Intelligence Medal of Achievement, and The American University Roger W. Jones Award for Executive Leadership.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space within North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Investor Relations Contact:

Stephen Douglas, EVP Finance

ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-7245

carter.cromley@qtsdatacenters.com